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                                                                      EXHIBIT 23






The Board of Directors
CPB Inc.:

We consent to incorporation by reference in the registration statements No. 33-11462 and No. 333-35999 on Form S-8 of CPB Inc. of our report dated February 16, 2000, with respect to the consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of CPB Inc.


/s/ KPMG LLP
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Honolulu, Hawaii
March 23, 2000